Exhibit 99.1

SPRINT CORPORATION

LETTER OF TRANSMITTAL

Offer to Exchange up to $2,250,000,000 Aggregate Principal Amount of Newly Issued 7.250% Notes due 2021 (CUSIP No. 85207U AE5)	Offer to Exchange up to $4,250,000,000 Aggregate Principal Amount of Newly Issued 7.875% Notes due 2023 (CUSIP No. 85207U AF2)	Offer to Exchange up to $2,500,000,000 Aggregate Principal Amount of Newly Issued 7.125% Notes due 2024 (CUSIP No. 85207U AH8)

For	For	For

a Like Principal Amount of Outstanding Restricted 7.250% Notes due 2021 Issued on September 11, 2013 (CUSIP Nos. 85207U AA3 and U84688 AA5)	a Like Principal Amount of Outstanding Restricted 7.875% Notes due 2023 Issued on September 11, 2013 (CUSIP Nos. 85207U AB1 and U84688 AB3)	a Like Principal Amount of Outstanding Restricted 7.125% Notes due 2024 Issued on December 12, 2013 (CUSIP Nos. 85207U AG0 and U84688 AD9)

THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M. NEW YORK CITY TIME ON                     , 2014, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Prospectus, dated                     , 2014 (the “Prospectus”), and this corresponding Letter of Transmittal, relate to the offer of Sprint Corporation (the “Company”) to exchange (the “Exchange Offer”):

•	up to $2,250,000,000 aggregate principal amount of its 7.250% Notes due 2021 (the “New 2021 Notes”), which will be issued in a transaction registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s outstanding restricted 7.250% Notes due 2021 (the “Original 2021 Notes”);

•	up to $4,250,000,000 aggregate principal amount of its 7.875% Notes due 2023 (the “New 2023 Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 7.875% Notes due 2023 (the “Original 2023 Notes”); and

•	up to $2,500,000,000 aggregate principal amount of its 7.125% Notes due 2024 (the “New 2024 Notes”), which will be issued in a transaction registered under the Securities Act, for a like principal amount of the Company’s outstanding restricted 7.125% Notes due 2024 (the “Original 2024 Notes”).

We refer to the Original 2021 Notes, the Original 2023 Notes and the Original 2024 Notes collectively as the “Original Notes.” We refer to the New 2021 Notes, the New 2023 Notes and the New 2024 Notes collectively as the “Exchange Notes.”

The Original Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company’s wholly owned subsidiary, Sprint Communications, Inc. (“Sprint Communications”).

The Original 2021 Notes were issued pursuant to an indenture (the “Indenture”), dated September 11, 2013, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated September 11, 2013, by and among the Company, Sprint Communications and the Trustee. The Original 2023 Notes were issued pursuant to the Indenture, as supplemented by the Second Supplemental Indenture, dated September 11, 2013, by and among the Company, Sprint Communications and the Trustee. The Original 2024 Notes were issued pursuant to the Indenture, as supplemented by the Third Supplemental Indenture, dated December 12, 2013, by and among the Company, Sprint Communications and the Trustee.

Capitalized terms used but not defined in this Letter of Transmittal have the meanings assigned to them in the Prospectus. All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

The exchange agent for the Exchange Offer is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus or this Letter of Transmittal, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or Hand Delivery The Bank of New York Mellon Trust Company, N.A., as Exchange Agent	By Facsimile Transmission (732) 667-9408 Attention: Adam DeCapio
c/o The Bank of New York Mellon Corporation Corporate Trust Operations— Reorganization Unit 111 Sanders Creek Parkway East Syracuse, New York 13057 Attn: Adam DeCapio

This Letter of Transmittal is to be used by Holders of the Original Notes. Tender of Original Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for tendering Original Notes.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Original Notes in the Exchange Offer, the exchange agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Original Notes; and

•	you agree to be bound by the terms and conditions of this Letter of Transmittal.

By using the ATOP procedures to tender Original Notes, you will not be required to deliver this Letter of Transmittal to the exchange agent. However, you will be bound by its terms and conditions, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this Letter of Transmittal and the Prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this Letter of Transmittal and the Prospectus. If you have questions or need help, or if you would like additional copies of the Prospectus and this Letter of Transmittal, you should contact the exchange agent at its telephone number or address set forth above.

The Exchange Notes will be issued in full exchange for Original Notes in the Exchange Offer, if consummated, on the exchange date and will be delivered in book-entry form.

As used in this Letter of Transmittal, the term “Holder” means any person in whose name Original Notes are held of record by DTC and who desires to deliver such notes by book-entry transfer at DTC.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

According to the terms and conditions of the Exchange Offer, I hereby tender to the Company the principal amount of Original Notes credited by me to the exchange agent’s account at DTC using ATOP. At the time these notes are accepted by the Company and exchanged for the same principal amount of Exchange Notes, I will sell, assign and transfer to the Company all right, title and interest in and to the Original Notes I have tendered. I am aware that the exchange agent also acts as the agent of the Company. Upon agreement to the terms and conditions of this document pursuant to an agent’s message, I irrevocably constitute and appoint the exchange agent as my agent and attorney-in-fact for the tendered Original Notes with full power of substitution to:

•	cause the Original Notes to be assigned, transferred and exchanged;

•	transfer ownership of the Original Notes on the account books maintained by DTC, to the Company and deliver all accompanying evidences of transfer and authenticity to the Company; and

•	present the Original Notes for transfer on the books of the Company, receive all benefits and exercise all rights of beneficial ownership of these Original Notes according to the terms and conditions of the Exchange Offer. The power of attorney granted in this paragraph is irrevocable and coupled with an interest.

With respect to the each series of Original Notes, I represent and warrant that I have full power and authority to tender, exchange, assign and transfer the Original Notes of such series that I am tendering and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes of such series. I represent and warrant that the Company will acquire good and unencumbered title to such Original Notes, free and clear of all liens, restrictions, other than restrictions on transfer, charges and encumbrances, and that such Original Notes are not and will not be subject to any adverse claim at the time the Company acquires them. I further represent that:

•	I am not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or, if I am an affiliate of the Company or its subsidiaries, I will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	any Exchange Notes I will acquire in exchange for the Original Notes I have tendered will be acquired in the ordinary course of business;

•	I have not entered into, engaged in, do not intend to engage in, and have no arrangement or understanding with any person to engage in, a distribution of any Exchange Notes issued to me;

•	I am not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for my own account; and

•	I am not restricted by any law or policy of the U.S. Securities and Exchange Commission (the “SEC”) from trading the Exchange Notes acquired in the Exchange Offer.

I understand that the Exchange Offer is being made in reliance on interpretations contained in letters issued to third parties by the staff of the SEC. These letters provide that the Exchange Notes issued in exchange for the Original Notes in the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder of Exchange Notes, unless that person is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. The Exchange Notes must be acquired in the ordinary course of the Holder’s business and the Holder must not be engaging in, must not intend to engage in, and must not have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If I am a broker-dealer that will receive Exchange Notes for my own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, I acknowledge that I will deliver the Prospectus in connection with any resale of the Exchange Notes. However, by this acknowledgment and by delivering the Prospectus, I will not be deemed to admit that I am an “underwriter” within the meaning of the Securities Act.

Upon request, I will execute and deliver any additional documents deemed by the exchange agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes I have tendered.

I understand that the Company will be deemed to have accepted validly tendered Original Notes when and if the Company gives written notice of acceptance to the exchange agent and such acceptance will constitute performance in full by the Company of its obligations under the applicable registration rights agreement, except in the limited circumstances defined in such agreement.

If, for any reason, any tendered Original Notes are not accepted for exchange in the Exchange Offer, the unaccepted Original Notes will be returned without expense to the tendering Holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

All authority granted or agreed to be granted by this Letter of Transmittal will survive my death, bankruptcy or incapacity, and every obligation under this Letter of Transmittal is binding upon my heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy.

I understand that tenders of Original Notes according to the procedures described in the Prospectus under the heading “The Exchange Offer—Procedures for tendering Original Notes” and in the instructions included in this Letter of Transmittal constitute a binding agreement between myself and the Company subject to the terms and conditions of the Exchange Offer.

☐ CHECK HERE IF YOU ARE A BROKER–DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Original Notes to the exchange agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of such Original Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner.

INSTRUCTIONS FORMING PART OF

THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. BOOK-ENTRY CONFIRMATIONS. Any confirmation of a book-entry transfer to the exchange agent’s account at DTC of Original Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the exchange agent at its address set forth on the cover page of this Letter of Transmittal prior to 9:00 a.m., New York City time, on the Expiration Date.

THE COMPANY WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS. EACH TENDERING HOLDER BY DELIVERY OF AN AGENT’S MESSAGE WAIVES ANY RIGHT TO RECEIVE ANY NOTICE OF THE ACCEPTANCE OF SUCH TENDER.

2. VALIDITY OF TENDERS. The Company has the sole right to decide any questions about the validity, form, eligibility, time of receipt, acceptance or withdrawal of tendered Original Notes, and its decision will be final and binding. The Company’s interpretation of the terms and conditions of the Exchange Offer, including the instructions contained in this Letter of Transmittal and in the Prospectus, will be final and binding on all parties.

The Company has the absolute right to reject any or all of the tendered Original Notes if:

•	the Original Notes are not properly tendered; or

•	in the opinion of counsel, the acceptance of those Original Notes would be unlawful.

The Company may also decide to waive any conditions of the Exchange Offer or any defects or irregularities of tenders of Original Notes and accept such Original Notes for exchange whether or not similar defects or irregularities are waived in the case of other Holders. Any defect or irregularity in the tender of Original Notes that is not waived by the Company must be cured within the period of time set by the Company.

It is your responsibility to identify and cure any defect or irregularity in the tender of your Original Notes. Your tender of Original Notes will not be considered to have been made until any defect or irregularity is cured or waived. Neither the Company, the exchange agent nor any other person is required to notify you that your tender was defective or irregular, and no one will be liable for any failure to notify you of such a defect or irregularity in your tender of Original Notes. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering Holder as soon as practicable after the Expiration Date of the Exchange Offer.

3. PARTIAL TENDERS. Tenders of Original Notes pursuant to the Exchange Offer will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000. Any untendered Original Notes and any Exchange Notes issued in exchange for tendered and accepted Original Notes will be credited to accounts at DTC.

4. TRANSFER TAXES. The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes in the Exchange Offer. However, transfer taxes will be payable by you (or by the tendering Holder if you are delivering this letter on behalf of a tendering Holder) if a transfer tax is imposed for any reason other than the exchange of Original Notes according to the Exchange Offer. If satisfactory evidence of the payment of those taxes or an exemption from payment is not submitted with this Letter of Transmittal or at the time the related agent’s message is delivered, the amount of those transfer taxes will be billed directly to the tendering Holder. Until those transfer taxes are paid, the Company will not be required to deliver any Exchange Notes required to be delivered to, or at the direction of, such tendering Holder.

Except as provided in this Instruction 4, it is not necessary for transfer tax stamps to be attached to the Original Notes listed in this Letter of Transmittal.

5. WAIVER OF CONDITIONS. The Company may choose, at any time and for any reason, to waive or, subject to certain requirements, amend or modify certain of the conditions to the Exchange Offer. The conditions applicable to tenders of Original Notes in the Exchange Offer are described in the Prospectus under the heading “The Exchange Offer—Conditions to the Exchange Offer.”

6. WITHDRAWAL RIGHTS. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this Letter of Transmittal not later than 9:00 a.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described in the Prospectus under the heading “The Exchange Offer—Procedures for tendering Original Notes” above at any time on or prior to 9:00 a.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and will be final and binding on all parties.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. If you have questions, need assistance or would like to receive additional copies of the Prospectus or this Letter of Transmittal, you should contact the exchange agent at the address listed on the cover page of this document. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS AND CONDITIONS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.